                                                                    Exhibit 3.33

                              AMENDED AND RESTATED
                          LIMITED PARTNERSHIP AGREEMENT
                                       OF
                     VALOR TELECOMMUNICATIONS OF TEXAS, LP

            THIS AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT (this "Agreement") of Valor Telecommunications of Texas., LP (the "Partnership"), is made and entered into as of the 12th day of June, 2000, by and between Valor Telecommunications Enterprises, LLC, a Delaware limited liability company ("Enterprises")(the "General Partner"), and Enterprises and Valor Telecommunications Holding, LLC, a Delaware limited liability company (the "Limited Partners") (collectively, the "Partners" and individually, a "Partner").

            NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements between the parties hereto, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                    ARTICLE I
                            FORMATION OF PARTNERSHIP

            1.1 Name. The name of the Partnership shall be Valor Telecommunications of Texas., LP

            1.2 Purpose. The purposes of the Partnership are to (a) to engage in the provision of telephone and data transmission and other communications-related endeavors and (b) transact any and all other lawful business for which the Partnership may be organized under Delaware law that is incident, necessary and appropriate to accomplish the foregoing.

            1.3 Specified Office. The specified office and place of business of the Partnership, and where the records of the Partnership shall be kept, shall be 600 E. Las Colinas Blvd., #1900, Irving, Texas 75039.

            1.4 Registered Agent. The registered agent shall be Corporation Service Company, a Delaware corporation, whose business address is 1013 Centre Road, Wilmington, Delaware 19805, or any successor as appointed by the General Partner in accordance with the Delaware Revised Uniform Limited Partnership Act and any successor statute, as amended from time to time (the "Act").

            1.5 Certificate. The Partnership was formed under the Act pursuant to the filing of the Certificate of Formation with the Secretary of State of Delaware on August 13, 1999 (the "Certificate"), which Certificate was amended by the filing of the Certificate of Amendment with the Secretary of State of Delaware on September 2, 1999, which was further amended by the filing of the Certificate of Amendment with the Secretary of State of Delaware on December 6, 1999. The affairs of the Partnership are further governed by an Agreement of Limited

Partnership dated September 3, 1999 (the "Agreement"). The General Partner desires to continue the business of the Partnership and to amend and restate the Agreement in its entirety.

                                   ARTICLE II
                 PERCENTAGE INTERESTS AND CAPITAL CONTRIBUTIONS

            2.1 Percentage Interests and Initial Capital Contributions. Each Partner's address and percentage interest in the Partnership ("Percentage Interest") are as follows:

                                                          Percentage
        Partner                                            Interest
        -------                                            --------
General Partner:

Valor Telecommunications Enterprises, LLC                     1%
600 E. Las Colinas Blvd., #1900 Irving,
Texas 75030

Limited Partners:

Valor Telecommunications Enterprises, LLC                    98%
600 E. Las Colinas Blvd., #1900 Irving,
Texas 75030

Valor Telecommunications Holding, LLC                         1%
600 E. Las Colinas Blvd., #1900 Irving,
Texas 75030

      The General Partner's initial contribution to the capital of the Partnership shall be $1. 00. The Limited Partners aggregate initial contribution to the capital of the Partnership shall be $99.00.

            2.2 Additional Contributions. The General Partner may, from time to time, require the Partners to make additional contributions (which may be made in cash or in the form of promissory notes or such other property as may be consented to by the General Partner) to the capital of the Partnership; provided, however, that no such contribution may be required or permitted to be made by any Partner otherwise than in proportion to the Partners' respective Percentage Interests unless otherwise agreed by the Partners.

                                   ARTICLE III
                                   MANAGEMENT

            3.1 Authority. The General Partner shall conduct, direct, and exercise full control over all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner. The General Partner may delegate all or a portion of its powers, duties, rights and responsibilities, including the authority to bind the Partnership to one or more persons who shall be referred to as "officers" of the Partnership. The officers of the Partnership shall be chosen by the General Partner and shall be a President, a Secretary and a Treasurer (also known as the Chief Financial Officer). The General Partner may also choose a Chairman, a Vice Chairman, a Chief Executive Officer, one or more Vice-Presidents, and one or more Assistant Secretaries and Assistant Treasurers. The officers of the Partnership shall have such authority and shall perform such duties as are customarily incident to their respective offices, or as may be specified from time to time by the General Partner regardless of whether such authority and duties are customarily incident to such office. Any number of offices may be held by the same person, unless the Certificate of Limited Partnership, this Agreement or the Act otherwise provide. The following are hereby elected as officers of the Partnership, to serve until removed or until their successors are elected and qualified:

            Anne K. Bingaman       -       President and Chief Executive Officer
            Kenneth R. Cole        -       Chief Operating Officer
            John A. Butler         -       Executive Vice President and
                                           Chief Financial Officer
            Michael A. Page        -       Secretary
            Mark S. Zitz           -       Assistant Secretary

      The Limited Partners shall have no right of control over the business and affairs of the Partnership.

                                   ARTICLE IV
                                  DISTRIBUTIONS

            4.1 Definition of Net Cash Flow. As used herein, the term "Net Cash Flow" for any period shall mean the excess, if any, of (i) the cash receipts of the Partnership (other than from the sale of the Partnership's assets upon liquidation) and amounts withdrawn from reserves, over (ii) disbursements of cash by the Partnership (other than distributions to Partners and amounts paid pursuant to Section 4.3 hereof), including the payment of operating expenses, debt-service on any mortgage or deed of trust encumbering the Partnership's property, capital expenditures, and such amounts as may be required by the Partnership (as reasonably determined by the General Partner) to pay Partnership expenses and to maintain reserves and working capital.

            4.2 Distribution of Net Cash Flow. Net Cash Flow shall be distributed on a quarterly basis (or, at the election of the General Partner, on a more frequent basis) among the Partners at such time or times as shall be determined by the General Partner in accordance with their respective Percentage Interests.

            4.3 Distributions upon Liquidation. (a) Upon liquidation of the Partnership, after payment of, or adequate provision for, debts and obligations of the Partnership, including any Partner loans, any remaining assets of the Partnership shall be distributed to all Partners with positive Capital Accounts (as defined in Section 5.1 hereof) in accordance with their respective positive Capital Account balances. For purposes of this Section 4.3(a), the Capital Account of each Partner shall be determined (i) after all adjustments made in accordance with Article V and Section 4,2 hereof resulting from Partnership operations and from all sales and dispositions of all or any part of the Partnership's assets. Any distributions pursuant to this Section 4.3 shall be made by the end of the Partnership's taxable year in which the liquidation occurs (or, if later, within 90 days after the date of the liquidation). To the extent deemed advisable by the General Partner, appropriate arrangements (including the use of a liquidating trust) may be made to assure that adequate funds are available to pay any contingent debts or obligations of the Partnership.

                  (b) If the General Partner has a negative balance in its Capital Account following a liquidation of the Partnership, as determined after taking into account all Capital Account adjustments in accordance with Article V and Section 4.2 hereof resulting from Partnership operations and from all sales and dispositions of all or any part of the Partnership's assets, the General Partner shall contribute to the Partnership an amount of cash equal to the negative balance in its Capital Account and such cash shall be distributed by the Partnership to creditors, if any, and then to the Limited Partner in accordance with Section 4.3(a). Such contribution by the General Partner shall be made by the end of the Partnership's taxable year in which the liquidation occurs (or, if later, within 90 days after the date of the liquidation).

                                    ARTICLE V
                      CAPITAL ACCOUNTS; PROFITS AND LOSSES

            5.1 Capital Accounts. The General Partner, on behalf of the Partnership, shall establish and maintain, or cause to be established and maintained, a capital account ("Capital Account") for each Partner in accordance with the rules described in section 1.704-1(b)(2)(iv) of the Treasury regulations (the "Regulations") promulgated under the Internal Revenue Code of 1986, as amended (the "Code"). The Capital Accounts of the Partners shall be adjusted to reflect a revaluation of property contributed to the Partnership pursuant to Regulations section 1.704 1(b)(2)(iv)(f), as of the following times:
(A) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution;
(B) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership property as consideration for an interest in the Partnership; and (C) the liquidation of the Partnership within the meaning of Regulations section 1,704-1(b)(2)(ii)(g); provided, however, that an adjustment described in clauses (A) and (B) of this paragraph shall be made only if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership.

            5.2 Definition of Profit and Loss. "Profit" and "Loss" and any items of income, gain, expense, or loss referred to in this Agreement shall be determined in accordance with federal income tax accounting principles, as modified by Regulations section 1.704-1(b)(2)(iv), except that Profit and Loss shall not include items allocable pursuant to Section 5.4, 5.5, or 5.6 hereof. All allocations of income, Profit, gain, Loss, and expense (and all items contained therein) for federal income tax purposes shall be identical to all allocations of such items set forth in this Article V, except as otherwise required by section 704(c) of the Code and Regulations section 1.704-1(b)(4).

            5.3 Allocation of Profit and Loss. Except as otherwise provided in this Article V, Profit and Loss of the Partnership shall be allocated among the Partners in accordance with their respective Percentage Interests.

            5.4 Minimum Gain Chargeback. Notwithstanding any provision to the contrary, (i) any expense of the Partnership that is a "nonrecourse deduction" within the meaning of Regulations section 1.704-2(b)(1) shall be allocated in accordance with the Partners' respective Percentage Interests, (ii) any expense of the Partnership that is a "partner nonrecourse deduction" within the meaning of Regulations section 1.704-2(i)(2) shall be allocated in accordance with Regulations section 1.704-2(i)(1), (iii) if there is a net decrease in Partnership Minimum Gain (as hereinafter defined) within the meaning of Regulations section 1.704-2(f)(1) for any Partnership taxable year, items of gain and income shall be allocated among the Partners in accordance with Regulations section 1.704-2(f) and the ordering rules contained in Regulations section 1.704-2(j), and (iv) if there is a net decrease in Partner Nonrecourse Debt Minimum Gain (as hereinafter defined) within the meaning of Regulations section 1.704-2(i)(4) for any Partnership taxable year, items of gain and income shall be allocated among the Partners in accordance with Regulations section 1.704-2(i)(4) and the ordering rules contained in Regulations section 1.704-2(j). A Partner's "interest in partnership profits" for purposes of determining its share of the nonrecourse liabilities of the Partnership within the meaning of Regulations section 1.752-3(a)(3) shall be such Partner's Percentage Interest. "Partnership Minimum Gain" shall have the meaning set forth in Regulations section 1.704-2(d). A Partner's share of Partnership Minimum Gain shall be determined in accordance with Regulations section 1.704-2(g)(1). "Partner Nonrecourse Debt Minimum Gain" shall have the meaning set forth in Regulations section 1.704-2(i). A Partner's share of Partner Nonrecourse Debt Minimum Gain shall be determined in accordance with Regulations section 1.704-2(i)(5).

            5.5 Qualified Income Offset. If the Limited Partner receives in any taxable year an adjustment, allocation, or distribution described in subparagraph (4), (5), or (6) of Regulations section 1.704-1(b)(2)(ii)(d) that causes or increases a negative balance in such Partner's Capital Account that exceeds the sum of such Partner's shares of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain, as determined in accordance with Regulations sections 1.704-2(g) and 1.704-2(i), such Partner shall be allocated specially for such taxable year (and, if necessary, later taxable years) items of income and gain in an amount and manner sufficient to eliminate such negative Capital Account balance as quickly as possible as provided in Regulations section 1.704-1(b)(2)(ii)(d). After the occurrence of an allocation of income or gain to the Limited Partner in accordance with this Section 5.5, to the extent permitted by Regulations section 1.704-1(b) and Section 5.6 hereof, items of expense or loss shall be allocated to such Partner in an amount necessary to offset the income or gain previously allocated to such Partner under this Section 5.5.

            5.6 Capital Account Deficits. Loss shall not be allocated to the Limited Partner to the extent that such allocation would cause a deficit in such Partner's Capital Account (after reduction to reflect items described in Regulations sections 1.704-1(b)(2)(ii)(4), (5) and (6)) to exceed the sum of such Partner's shares of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain. Any Loss in excess of that limitation shall be allocated to the General Partner. After the occurrence of an allocation of Loss to the General Partner in accordance with this Section 5.6, to the extent permitted by Regulations section 1.704-1(b), Profit shall be allocated to such Partner in an amount necessary to offset the Loss previously allocated to such Partner under this Section 5.6.

                                   ARTICLE VI
                             TRANSFERS; TERMINATION

            6.1 Transfers. Interests in the Partnership ("Partnership Interests") may be assigned in whole or in part only as follows:

                  (a) The assignee shall have accepted and agreed to be bound by the terms and provisions of this Agreement by executing a counterpart or an amendment thereof.

                  (b) If the assignee is a corporation, partnership or trust, the assignee shall have provided the General Partner with evidence satisfactory to counsel for the Partnership of the assignee's authority to become a Partner under the terms and provisions of this Agreement.

                  (c) The assignee shall have paid all reasonable legal fees of the Partnership in connection with his admission as a Partner.

                  (d) Unless waived by the non-selling Partner, a Partnership Interest shall not be transferred in the absence of an opinion of counsel, satisfactory to the non-selling Partner, that the registration of the sale of the Partnership Interest is not required under the Securities Act of 1933, as amended, or any applicable state securities laws.

                  (e) A Partner who has assigned his Partnership Interest shall cease to be a Partner upon assignment of the Partner's entire Partnership Interest and thereafter shall have no further powers, rights and privileges as a Partner hereunder, but shall, unless otherwise relieved of such obligations by agreement of all of the other Partners or by operation of law, remain liable for all obligations and duties incurred as a Partner.

                  (f) No person shall have a perfected lien or security interest in a Partnership Interest unless the creation of such interest is in accordance with the provisions of this Agreement and the Partnership is notified of such interest and provided a copy of all documentation with respect thereto, including financing statements, prior to execution and filing.

                  (g) Any transfer not in accord with this Agreement shall be void Ab Initio.

            6.2   (a)   Termination. The Partnership shall terminate as provided
for in Section 17-801 of the Act.

                  (b) Upon termination of the Partnership under Section 6.2(a), the Partnership shall discharge the obligations and pay the indebtedness of the Partnership, or provide therefor, and distribute the balance, if any, of the assets of the Partnership to the Partners as set forth in Section 4.3. After the foregoing has been accomplished, it shall be deemed that the Partnership has been liquidated and this Agreement shall terminate and no Partner shall have any further rights or obligations hereunder. The liquidation of the Partnership and the termination of the business and affairs of the Partnership shall be conducted by the General Partner. During such period, the business and affairs of the Partnership shall be conducted so as to maintain and preserve the assets of the Partnership in a manner consistent with the liquidation of the Partnership.

                                   ARTICLE VII
                         BOOKS, RECORDS, AND ACCOUNTING

            7.1 Fiscal and Taxable Year. The fiscal and taxable year of the Partnership shall be the calendar year.

            7.2 Method of Accounting. The General Partner shall keep, or cause to be kept, full and accurate records of all transactions of the Partnership in accordance with a method of accounting that is (i) permissible under the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) agreed to by the Partners.

            7.3 Books and Records. All books and records of the Partnership shall, at all times be maintained at the principal office of the Partnership or at such other place as shall be determined by the General Partner.

            7.4 Federal Tax Returns. The General Partner shall prepare, or cause to be prepared, at the expense of the Partnership, any required federal information tax return in compliance with the provisions of the Code, and any required state and local tax returns for the Partnership for each taxable year of the Partnership.

            7.5 Tax Return Information. The General Partner shall cause to be delivered to the Limited Partner such information as shall be necessary for the preparation by the Limited Partner of its federal, state and local income and other tax returns.

                                  ARTICLE VIII
                                     GENERAL

            8.1 Notice. All notices, instructions, requests, demands or other communications that are required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or when deposited in the United States Mail, by registered or certified mail, return receipt requested, postage prepaid to the addresses set forth in Article II or at such different address as shall be specified by notice given in the manner described herein.

            8.2 Applicable Law. This Agreement and the obligations of the parties hereunder shall be interpreted, construed, and enforced in accordance with the laws of the State of Delaware.

            8.3 Entire Agreement; Amendments. This Agreement contains the entire agreement among the parties hereto relative to the operation of the Partnership. No variations, modifications, or changes to or of this Agreement shall be binding upon a party unless set forth in a document duly executed by or on behalf of such party.

            8.4 Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

            8.5 Counterparts. This Agreement may be executed in counterparts and as so executed shall constitute one Agreement.

            8.6 Captions. Captions and headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provisions hereof.

            8.7 Attorney's Fees. In the event of any litigation between the Partners arising out of this Agreement or relating to the Partnership, the prevailing party shall be entitled to recover from the nonprevailing party its reasonable attorney's fees and costs at the trial and all appellate levels.

            8.8 Binding Effect. Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of the Partners and their respective heirs, legatees, legal representatives, and permitted successors, transferees, and assigns.

            IN WITNESS WHEREOF, the Partners have caused this Agreement to be executed by its duly authorized officer or representative as of the date first above written.

                                   GENERAL PARTNER:

                                   VALOR TELECOMMUNICATIONS
                                   ENTERPRISES, LLC a Delaware limited
                                   liability company

                                   By: /s/ John A. Butler
                                       ---------------------------------
                                       John A. Butler, Executive Vice
                                       President and Chief Executive
                                       Officer

                                   LIMITED PARTNERS:

                                   VALOR TELECOMMUNICATIONS ENTERPRISES, LLC a Delaware limited liability company

                                   By: /s/ John A. Butler
                                      _________________________________
                                       John A. Butler, Executive Vice
                                       President and Chief Executive
                                       Officer

                                   VALOR TELECOMMUNICATIONS HOLDING, LLC
                                   a Delaware limited liability company

                                   By: /s/ John A. Butler
                                      _________________________________
                                       John A. Butler, Executive Vice
                                       President and Chief Executive
                                       Officer